[EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA]

SHANE DALY

Vice President and

Associate General Counsel

(212) 314-3912

FAX (212) 314-3959

LAW DEPARTMENT

February 18, 2020

Equitable Financial Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America and Equitable America Variable Account K (“Equitable America Variable Account K” ) of the Form N-6 Registration Statement of Equitable Financial Life Insurance Company of America and Equitable America Variable Account K under the Securities Act of 1933 (File No. 333-229238) and of the Registration Statement of Equitable America Variable Account K under the Investment Company Act of 1940 (“1940 Act”) included in the same Form N-6. The Registration Statement covers an indefinite number of units of interest (“Units”) in Equitable America Variable Account K.

The Units are purchased with premiums received under individual flexible premium variable life insurance policies (the “Policies”). As described in the prospectus included in the Form N-6 Registration Statement, the Policies are primarily designed to provide for life insurance coverage of the insureds.

I have examined such corporate records of Equitable Financial Life Insurance Company of America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Policies and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial Life Insurance Company of America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. Equitable America Variable Account K was duly established pursuant to the provisions of Arizona Insurance Law.

3. The assets of Equitable America Variable Account K are owned by Equitable Financial Life Insurance Company of America; Equitable Financial Life Insurance Company of America is not a trustee with respect thereto. Under Arizona law, the income, gains and losses, whether or not realized, from assets allocated to Equitable America Variable Account K must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable Financial Life Insurance Company of America.

4. The Policies provide that the portion of the assets of Equitable America Variable Account K equal to the reserves and other contract liabilities with respect to Equitable America Variable Account K shall not be chargeable with liabilities arising out of any other business Equitable Financial Life Insurance Company of America may conduct and that Equitable Financial Life Insurance Company of America reserves the right to transfer assets of Equitable America Variable Account K in excess of such reserves and contract liabilities to the general account of Equitable Financial Life Insurance Company of America.

5. The Policies (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable Financial Life Insurance Company of America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly